Exhibit 10.20

Information has been excluded that is not material and which the company treats as confidential.

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EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is made and entered into as of the 25 day of June, 2021 (the “Effective Date”) by and Olimmune, Inc., a Delaware corporation having its principal place of business at 1021 N Everett St, Glendale, CA 91207 (“Licensee”), and City of Hope, a California nonprofit public benefit corporation located at 1500 East Duarte Road, Duarte, California 91010 (“City of Hope” or “COH”). Licensee and COH are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS:

A.COH operates an academic research and medical center that encourages the use of its inventions, discoveries and intellectual property for the benefit of the public and COH owns or Controls (as defined below) certain Patent Rights (as defined below) useful in the Field (as defined below);

B.The inventions covered by the Patent Rights are owned by COH, and are being licensed under this Agreement pursuant to the Option Agreement entered into between COH and Licensee dated May 11, 2021 (the “Option Agreement”);

C.The research was sponsored in part by the National Institute of Health, and as a consequence this license is subject to obligations to the United States Federal Government under 35 U.S.C. §§ 200-212 and applicable U.S. government regulations;

D.Licensee is a company dedicated to the commercial development and exploitation in the Field (as defined below) of products and services and therefore Licensee desires to obtain from COH a worldwide, exclusive license under the Patent Rights, on the terms and subject to the conditions set forth herein;

E.On or prior to the Effective Date, Licensee has entered into an agreement to be acquired by Scopus BioPharma Inc., a Delaware corporation with a principal place of business at 420 Lexington Avenue, New York, New York 10170 (“Scopus”); and

F.On the Effective Date, the Parties have entered into the ASO License (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1: DEFINITIONS

1.1“Act” means the Securities Act of 1933, as amended.

1.2“Affiliate” of a Person means any other Person that, directly or indirectly (through

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one or more intermediaries) controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.2, “control” means (i) the direct or indirect ownership of 50 percent or more of the voting stock or other voting interests or interests in profits, or (ii) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof.

1.3“ASO License” means that certain Exclusive License Agreement between Licensee and COH dated as of the Effective Date hereof, pursuant to which COH granted Licensee an exclusive license to the ASO Patent Rights.

1.4“ASO Patent Rights” means (i) PCT Application, Serial No. PCT/US2016/040361, filed June 30, 2016; (ii) patents, patent applications, continuations, divisional applications, and foreign equivalents that claim the same invention(s) and priority date as the foregoing; (iii) continuation-in-part applications that repeat a substantial portion of any of the foregoing applications; (iv) letters patent or the equivalent issued on any of the foregoing applications throughout the world; and (v) amendments, extensions, renewals, reissues, supplementary protection certificates, substitutions and re-examinations of any of the foregoing. Notwithstanding the foregoing, “Patent Rights” shall only include any continuation-in-part application to the extent that claims in such continuation-in-part application are supported in the specification of the parent application, unless otherwise mutually agreed to in writing by the parties to this Agreement. Except as may otherwise be agreed in a separate writing, ASO Patent Rights explicitly exclude any and all patents or patent applications based on research conducted by COH or its Affiliates after the Effective Date.

1.5“Business Day” means any day, other than a Saturday, Sunday or day on which commercial banks located in Los Angeles, California, are authorized or required by law or regulation to close.

1.6“Change of Control” means (i) any transaction or series of related transactions, following which the holders of shares or other equity interests in Licensee immediately prior to such transaction or series of related transactions collectively are the owners of less than fifty percent (50%) of the outstanding shares or other equity interests of Licensee; provided, however, that if in any circumstances a Third Party acquires more than fifty percent (50%) of Licensee, in one or more transactions, such acquisition shall be deemed to constitute a Change of Control for purposes of this Section 1.4 and Section 4.3; (ii) a sale, assignment, transfer, or other disposition, in a single transaction or series of related transactions, of all or substantially all of Licensee’s interest in the assets to which this Agreement relates or in Licensee’s assets taken as a whole, and in each case excluding (x) a sublicense pursuant to Section 3.3 and (y) any such transaction relating solely to assets that are not licensed hereunder; (iii) an initial public offering of the stock of Licensee or the equity of Licensee commences trading on any securities exchange, including any over-the-counter or off-exchange markets, or (iv) the merger, reorganization or consolidation of Licensee with any Person, other than an Affiliate controlled by Licensee, by operation of law or otherwise, where such merger, reorganization or consolidation results in the direct or indirect ownership of Licensee by a Third Party.

1.7“Completion” means, with respect to a particular clinical trial and a particular Licensed Product, the earlier of (i) the database lock or freeze related to the completion of

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treatment or examination of participants in such clinical trial or (ii) the dosing of the first patient in a clinical trial in a subsequent phase for the same Licensed Product (e.g., with respect to a Phase 1 Clinical Trial, the Phase 1 Clinical Trial will be deemed completed in the event a patient is dosed in a Phase 2 Clinical Trial before a database lock in the related Phase 1 Clinical Trial).

1.8“Commercially Reasonable Efforts” means the exercise of such efforts and commitment of such resources by Licensee, directly or through one or more Sublicensees, in a diligent manner consistent with organizations in the pharmaceutical industry for a comparable development or commercialization program at a similar stage of development or commercialization. In the event that Licensee or a Sublicensee with respect to a given Licensed Product or Licensed Service, has a program or product that competes with the programs contemplated by this Agreement, including but not limited to as an example, for a similar Indication or a similar patient population with respect to such Licensed Product or Licensed Service, then “Commercially Reasonable Efforts” shall also mean efforts at least comparable to those efforts and resources expended by Licensee or its Sublicensee on the competing program and/or product or service.

1.9“COH Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, COH to Licensee or its designees.

1.10“COH Securities” means the shares of Common Stock to be issued to COH Stockholders (defined below) in accordance with Section 4.4.

1.11“Common Stock” means common stock, par value $0.001 per share, of Scopus.

1.12“Confidential Information” means: (i) all information and materials (of whatever kind and in whatever form or medium) disclosed by or on behalf of a Party to the other Party (or its designee) in connection with this Agreement, whether prior to or during the Term of this Agreement and whether provided orally, electronically, visually, or in writing; provided, that, all such information and materials initially disclosed in writing or electronically shall be clearly marked as “CONFIDENTIAL” and all such materials and information initially disclosed orally shall be reduced to writing and marked as “CONFIDENTIAL” within ten (10) days following the date of initial oral disclosure; (ii) all copies of the information and materials described in (i) above; and (iii) the existence and each of the terms and conditions of this Agreement; provided, further, that Confidential Information shall not include information and materials to the extent a Party can demonstrate through its contemporaneous written records that such information and materials are or have been:

(a)

known to the receiving Party, or in the public domain, at the time of its receipt by a Party, or which thereafter becomes part of the public domain other than by virtue of a breach of this Agreement or the obligations of confidentiality under this Agreement;

(b)	received without an obligation of confidentiality from a Third Party having the right to disclose without restrictions such information;

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(c)	independently developed by the receiving Party without use of or reference to Confidential Information disclosed by the other Party; or

(d)	released from the restrictions set forth in this Agreement by the express prior written consent of the disclosing Party.

1.13“Control(s)” or “Controlled” means the possession by a Party, as of the Effective Date, of rights sufficient to effect the grant of rights set forth in this Agreement without violating the terms of any agreement with any Third Party.

1.14“Covers” or “Covered by” means, with reference to a particular Licensed Product or Licensed Service, that the manufacture, use, sale, offering for sale, performance, or importation of such Licensed Product or performance of such Licensed Service would, but for ownership of, or a license granted under this Agreement to, the relevant Patent Right, infringe a Valid Claim which shall be considered separately with respect to each country in the Territory.

1.15 “Dispute” means any controversy, claim or legal proceeding arising out of or relating to this Agreement, or the interpretation, breach, termination, or invalidity thereof.

1.16 “Field” means the field of therapeutics.

1.17“First Commercial Sale” means, with respect to a particular Licensed Product or Licensed Service in a given country, the first arm’s-length commercial sale of such Licensed Product or performance of such Licensed Service for value following Marketing Approval in such country by or under authority of Licensee or any Sublicensee to a Third Party who is not a Sublicensee.

1.18“GAAP” means generally accepted accounting principles, consistently applied, as promulgated from time to time by the Financial Accounting Standards Board.

1.19“Generic Product” means, with respect to any Licensed Product in any country in the Territory, any pharmaceutical or therapeutic biologic product which (i) is marketed for sale by a Third Party, not authorized by Licensee, and (ii) includes the same pharmaceutically active ingredient(s) or therapeutic biologic product as such Licensed Product, or any salt, esters, chelates, solvates, polymorphs, isomers (both structural isomers or stereo-isomers), metabolites or pro- drugs thereof; and (iii) is approved or registered for use in such country and officially designated as interchangeable and therapeutically equivalent to the applicable Licensed Product by the applicable governmental authority and may be substituted for the Licensed Product without the intervention of the prescribing health care provider. For clarity, a pharmaceutical or therapeutic biologic product that is not officially designated as interchangeable and therapeutically equivalent or may not be substituted for the Licensed Product without the intervention of the prescribing health care provider is not a Generic Product.

1.20“IND” means an Investigational New Drug application accepted by the United States Food and Drug Administration.

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1.21“Indication” means a separate and distinct disease or medical condition in humans which a Licensed Product or Licensed Service is intended to treat or prevent.

1.22“Invention” means the inventions disclosed in the Patent Rights.

1.23 “License Year” means each calendar year during the Term of this Agreement; except that the first License Year shall commence on the Effective Date and end on December 31 of the calendar year in which the Effective Date occurs. For clarity, the second   License Year and each subsequent License Year shall begin and end on successive calendar years (commencing on January 1st and ending on December 31st).

1.24“Licensed Product” means a product (including kits, component sets or components thereof, regardless of concentration or formulation) that (i) is Covered by a Valid Claim, (ii) is manufactured by a process or used in a method Covered by a Valid Claim, or (iii) contains, as an active ingredient, any substance the manufacture, use, offer for sale or sale of which is Covered by a Valid Claim.

1.25“Licensed Service” means any service process or method, including any contractual arrangement whereby Licensee performs screening or any other services for a Third Party, the performance of which is Covered by a Valid Claim.

1.26“Licensee Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, Licensee to COH or its designees.

1.27“Marketing Approval” means all approvals, licenses, registrations or authorizations of any federal, state or local Regulatory Authority, department, bureau or other governmental entity, including, without limitation, pricing and reimbursement approvals, necessary for the manufacturing, use, storage, import, transport, distribution, marketing and sale of the applicable Licensed Products or performance of Licensed Services in a country or regulatory jurisdiction.

1.28“Net Sales” means the total gross amount invoiced by Licensee, its Affiliates and its Sublicensees (regardless of whether and when such invoices are actually paid) on the sale, lease, provision, or other disposition of the applicable Licensed Products or Licensed Services to Third Parties (including, without limitation, the provision of any product or service by Licensee, its Affiliates or any of its Sublicensees that incorporates the applicable Licensed Product or Licensed Service but for clarity excluding documented sponsored research and/or development activities, valued at the actual direct cost of such activities on a fully burdened basis (including reasonable margin for overhead)), less the following items, as determined from the books and records of Licensee, its Affiliates or its Sublicensees:

(a)	insurance, handling and transportation charges actually invoiced;

(b)	amounts repaid, credited or allowed for rejection, return or recall;

(c)	sales or other excise taxes or other governmental charges levied on or measured

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by the invoiced amount (including, without limitation, value added taxes);

(d)	brokerage, customs and import duties or charges; and

(e)	normal and customary trade and quantity discounts (including chargebacks and allowances) and rebates which relate to the applicable Licensed Products or Licensed Services.

Sales of Licensed Products between or among Licensee, its Affiliates or its Sublicensees shall be excluded from the computation of Net Sales, except in those instances in which the purchaser is also the end-user of the Licensed Product sold. Further, transfers of reasonable quantities of Licensed Product by Licensee, any of its Affiliates or of its Sublicensee to a Third Party that is not a Sublicensee for use in the development of such Licensed Product (and not for resale) and transfers of industry standard quantities of Licensed Product for promotional purposes shall not be deemed a sale of such Licensed Product that gives rise to Net Sales for purposes of this Section 1.31.

In the event that a Licensed Product or Licensed Service is sold together with one or more products or services that are not Licensed Products or Licensed Services for a single price and the applicable Licensed Product or Licensed Service and such other product(s) or service(s) are both sold separately (a “Combination”), the gross amount invoiced for such Licensed Product or Licensed Service for purposes of calculating Net Sales shall be calculated by multiplying the gross amount invoiced for such Combination by the fraction A/(A+B), where “A” is the gross amount invoiced for such Licensed Product or Licensed Service sold separately and “B” is the gross amount invoiced for such other product(s) or service(s) sold separately. In the event that  the applicable Licensed Product or Licensed Service and such other product(s) or service(s) are not both sold separately no adjustment will apply absent mutual agreement by the Parties.

1.29“Option Agreement” is defined in the preamble to this Agreement.

1.30“Patent Rights” means (i) United States Issued Patent Number 9,976,147, issued May 22, 2018, United States Issued Patent Number 10,829,765, issued November 10, 2020, and United States Patent Application Number 17/070,321, filed October 14, 2020 ; (ii) patents, patent applications, continuations, divisional applications, and foreign equivalents that claim the same invention(s) and priority date as the foregoing; (iii) continuation-in-part applications that repeat a substantial portion of any of the foregoing applications; (iv) letters patent or the equivalent issued on any of the foregoing applications throughout the world; and (v) amendments, extensions, renewals, reissues, supplementary protection certificates, substitutions and re-examinations of any of the foregoing. Notwithstanding the foregoing, “Patent Rights” shall only include any continuation-in-part application to the extent that claims in such continuation-in-part application are supported in the specification of the parent application, unless otherwise mutually agreed to in writing by the parties to this Agreement. Except as may otherwise be agreed in a separate writing, Patent Rights explicitly exclude any and all patents or patent applications based on research conducted by COH or its Affiliates after the Effective Date.

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1.31“Person” means any person or entity, including any individual, trustee, corporation, partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture or governmental agency or authority.

1.32“Phase 1 Clinical Trial” means, as to a specific Licensed Product or Licensed Service, a clinical study in a small group of people for the first time to evaluate its safety, determine a safe dosage range, and identify side effects in patients as described in 21 C.F.R. § 312.21(a); or a similar clinical study in a country other than the United States.

1.33“Phase 2 Clinical Trial” means, as to a specific Licensed Product or Licensed Service, a clinical study in humans designed with the principal purpose of determining initial efficacy and dosing of such Licensed Product or Licensed Service in patients for the Indication(s) being studied as described in 21 C.F.R. § 312.21(b); or a similar clinical study in a country other than the United States. Without limiting the foregoing, if (a) a protocol for a Phase 1 Clinical Trial includes the enrollment of a cohort of patients (“Phase 2 Cohort”) that would satisfy the foregoing definition of Phase 2 Clinical Trial, or (b) a protocol for a Phase 1 Clinical Trial is amended to include the enrollment of a Phase 2 Cohort, then, in each case ((a)-(b)), such Phase 1 Clinical Trial shall be deemed a Phase 2 Clinical Trial on and after the date of the first dosing of the first human subject in such Phase 2 Cohort.

1.34“Phase 3 Clinical Trial” means, as to a specific Licensed Product or Licensed Service, a clinical study in humans of the efficacy and safety of such Licensed Product or Licensed Service, which is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular Indication in a manner sufficient to file an application to obtain Marketing Approval to market and sell that Licensed Product or Licensed Service in the United States or another country for the Indication being investigated by the study, as described in 21 C.F.R. § 312.21(c), or which is actually used to file an application to obtain Marketing Approval for such Licensed Product or Licensed Service; or similar clinical study in a country other than the United States. Without limiting the foregoing, if (a) a protocol for a Phase 2 Clinical Trial includes the enrollment of a cohort of patients (“Phase 3 Cohort”) that would satisfy the foregoing definition of Phase 3 Clinical Trial, or (b) a protocol for a Phase 2 Clinical Trial is amended to include the enrollment of a Phase 3 Cohort, then, in each case ((a)-(b)), such Phase 2 Clinical Trial shall be deemed a Phase 3 Clinical Trial on and after the date of the first dosing of the first human subject in such Phase 3 Cohort.

1.35“Regulatory Authority” means, with respect to any country or jurisdiction, any court, agency, department, authority or other instrumentality of any international, multinational or supra-national, national, regional, province, state, county, city or other political subdivision having responsibility for granting Marketing Approvals in such country or jurisdiction, including the Federal Food and Drug Administration in the United States, the European Medicines Agency in the European Union, and the Ministry of Health, Labour and Welfare in Japan.

1.36“Scopus” is defined in the preamble of this Agreement.

1.37“SEC” means the Securities and Exchange Commission.

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1.38“Sublicensee” means (a) any Affiliate of Licensee, or (b) a Third Party which enters into an agreement with Licensee or an Affiliate of Licensee, involving the grant to such Affiliate or Third Party of any rights under the license granted to Licensee or Affiliates of Licensee pursuant to this Agreement.

1.39“Sublicense Revenues” means all consideration, in whatever form, due to Licensee or an Affiliate of Licensee from a Sublicensee in return for the grant of a sublicense under the Patent Rights, excluding consideration in the form of: (i) royalties received by Licensee and calculated wholly as a function of sales of Licensed Products or Licensed Services, (ii) payments or reimbursement for documented sponsored research and/or development activities, valued at the actual direct cost of such activities on a fully burdened basis (including reasonable margin for overhead), (iii) payments or reimbursement of reasonable patent expenses actually incurred or paid by Licensee and not otherwise reimbursed, or payment of patent expenses required to by paid by Licensee hereunder, (iv) amounts received in connection with a merger, consolidation or sale of substantially all of the business or assets of Licensee, and (v) payments for the purchase of equity in Licensee at the fair market value of such equity. By way of clarification, the principal amount of any loan or other extension of credit provided to Licensee or an Affiliate of Licensee in connection with the grant of a sublicense by Licensee that is other than an arm’s-length credit relationship shall be deemed to constitute “Sublicense Revenues.”

1.40“Territory” means the entire world.

1.41“Third Party” means a Person that is neither a Party to this Agreement nor an Affiliate of a Party.

1.42“Valid Claim” means a claim of a pending patent application or an issued and unexpired patent included in the Patent Rights in a particular jurisdiction, which claim has not, in such jurisdiction been finally rejected or been declared invalid or cancelled by the patent office or a court of competent jurisdiction in a decision that is no longer subject to appeal as a matter of right.

ARTICLE 2: DEVELOPMENT AND COMMERCIALIZATION EFFORTS

2.1Condition. Notwithstanding anything to the contrary in this Agreement, neither Party will have any obligation or liability to the other Party under this Agreement and neither Party hereunder will be entitled to exercise or practice any of the rights granted to it hereunder until such time as (a) Licensee is acquired by Scopus (the “Acquisition”), and (b) the Aso License is fully executed. Once such Acquisition is closed, Licensee shall deliver an officer’s certificate to COH, signed by the CEO of Licensee, certifying the closing of the Acquisition. The Parties’ respective rights and obligations hereunder shall be of full force and effect upon (x) COH’s receipt of the officer’s certificate in accordance with Section 14.7, and (y) the full execution of the ASO License. If the Acquisition is not closed and the officer’s certificate is not received by COH or the ASO License is not fully executed within ten (10) Business Days of the Effective Date, each party shall be entitled to terminate this Agreement by delivering to the other party written notice to such effect.  Licensee shall deliver true and complete copies of the agreements governing the Acquisition (“Acquisition Documents”) to COH’s outside legal counsel at Jones Day (“Counsel”) for the sole

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purposes of allowing Counsel to advise COH: (i) whether the Acquisition is complete and (ii) whether Licensee has paid COH the correct sums due under Section 4.4 ((i) and (ii), the “Purpose”). COH shall instruct Counsel that Counsel shall not use the Acquisition Documents for any purpose other than the Purpose, and shall not disclose the Acquisition Documents to COH or any third party. COH shall not request or receive any Acquisition Documents, and shall immediately destroy any copies if received. COH hereby acknowledges and agrees that it has authorized Counsel to receive such confidential information from Licensee as provided above.

2.2Development and Commercialization Responsibilities. Licensee shall have the sole right and responsibility for, and control over, all of its development, manufacturing and commercialization activities (including all regulatory activities) with respect to Licensed Products and Licensed Services in the Field.

2.3Licensee Diligence. Licensee shall use Commercially Reasonable Efforts to develop and commercialize at least one Licensed Product or Licensed Service in the Field, directly or through one or more Sublicensees. Without limiting the foregoing, if Licensee, directly or through one or more Sublicensees, fails to accomplish any one of the following “Diligence Milestones” set forth in this Section 2.3 by the date specified (each a “Deadline Date”) corresponding to such Diligence Milestone as may be adjusted by the last paragraph of this Section 2.3, COH shall have the right, on notice to Licensee, to terminate this Agreement if Licensee does not cure its failure to accomplish the applicable Diligence Milestone within forty-five (45) days of the Deadline Date.

Deadline Date	Diligence Milestone
The anniversary of the Effective Date	Dosing of first patient in a Phase 1 Trial
The anniversary of the Effective Date	Dosing of first patient in a Phase 2 Trial
The anniversary of the Effective Date	Dosing of first patient in a Phase 3 Trial

Licensee may request in writing that COH consent to revise the applicable Deadline Date for a Diligence Milestone if supported by evidence of technical difficulties or delays in pre-clinical, clinical studies or regulatory processes that are outside of Licensee’s reasonable control, including, but not limited to, any delay that would result (a) from emerging safety issues causing the clinical program to be put on hold by a regulatory agency or sponsor and/or mandate before further preclinical works be conducted, (b) from a poor pharmacokinetic or pharmacodynamic profile or efficacy in man that would require further formulation or preclinical development to be conducted, (c) from any administrative issues in preclinical or clinical trial conduct (e.g. contract research or manufacturing organization failing to deliver work in due time, delays in patient recruitments), or (d) from preclinical or clinical findings requiring further investigations to be conducted. COH will discuss any such request in good faith and will not unreasonably deny a request for appropriate extension provided that sufficient objective evidence of the nature set forth above is provided.

2.4Governance. COH and Licensee shall each designate one individual to serve as the main point of contact for communications related to development and commercialization of Licensed Products and Licensed Services under this Agreement (each a “Designated Representative”). The initial Designated Representative of COH shall be George Megaw and the initial Designated Representative of Licensee shall be Paul Hopper. Each Party may replace its

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Designated Representative at any time upon prior notice to the other Party. Licensee shall keep COH reasonably informed as to progress in the development and commercialization of Licensed Products and Licensed Services. Without limiting the foregoing, on or before January 15 and July 15 of each year during the Term of this Agreement, Licensee shall provide to COH a written report setting forth, in reasonable detail, its activities and achievements with respect to the development and commercialization of Licensed Products and Licensed Services during the preceding six months, including activities relating to the achievement of Diligence Milestones (the “Semi- Annual Report”). Each Semi-Annual Report shall also include the COH reference number, OTL 21-292. The Designated Representatives shall meet in person twice each calendar year to present and discuss the current Semi-Annual Report at such location and date as mutually agreed. Each Party shall be responsible for all expenses incurred by its Designated Representative in the participation in such annual meetings. A copy of each Semi-Annual Report shall be provided, in addition to the persons set forth in Section 14.7 to: The Office of Technology Licensing, email: licensing@coh.org.

ARTICLE 3: LICENSE GRANTS

3.1Grant of Rights.

3.1.1Exclusive Patent License. Subject to the terms and conditions of this Agreement, COH hereby grants to Licensee an exclusive royalty-bearing right and license under the Patent Rights to make, have made, use, develop, offer for sale, sell, perform, and import and otherwise commercialize in any manner whatsoever the Licensed Products and to perform and otherwise commercialize in any manner whatsoever the Licensed Services, in the Field, in the Territory.

3.1.2Reservation of Rights.  The foregoing grant of rights shall be subject   to: (i) the retained rights of the U.S. Government, if and to the extent applicable, in the Patent Rights pursuant to 35 U.S.C. §§ 200-212 and applicable U.S. government regulations, (ii) the royalty-free right of COH and its Affiliates to practice the Patent Rights for educational and research purposes, (iii) the right of COH and its Affiliates to publicly disclose research results, and (iv) the right of COH and its Affiliates to allow other collaborators to use the Patent Rights for the same purposes as (ii) and (iii).

3.2No Implied Licenses. Licensee acknowledges that the licenses granted in this Agreement are limited to the scope expressly granted and that, subject to the terms and conditions of this Agreement, all other rights under all Patent Rights, and other intellectual property rights Controlled by COH are expressly reserved to COH.

3.3Sublicensing. Licensee shall have the right to grant and authorize sublicenses to Affiliates or Third Parties, effective upon notice to COH, provided that the terms and conditions of any sublicense of Licensee’s rights which may be permitted hereunder shall be (i) consistent with this Agreement, (ii) in writing, (iii) contain terms that do not exceed the scope of rights granted under this Agreement, and (iv) Licensee shall be liable for any of its Sublicensee’s acts or omissions that would constitute a breach of this Agreement as if such action or inaction were that of Licensee. A true and complete copy of each sublicense of Licensee’s rights hereunder, as well

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as any amendment thereto, shall be delivered to COH promptly following the effective date of each such sublicense or amendment.

3.4Documentation of Licensed Services. Licensee and its Sublicensees shall provide Licensed Services only pursuant to one or more written agreements which set forth, in reasonable detail, all consideration due to Licensee for the provision of such services. Licensee shall provide a true and complete copy of each such agreement to COH promptly following the effective date of such agreement.

ARTICLE 4: PAYMENTS

4.1Up-Front Payment. In consideration for rights granted hereunder, Licensee shall pay to COH (a) a one-time non-refundable license fee of $            , no later than five (5) days after the Effective Date; and (b) a one-time non-refundable license fee of $            , no later than five days after the six (6) month anniversary of the Effective Date.

4.2License Maintenance Fee. On or before the tenth Business Day after the beginning of each License Year (excluding the first License Year ending December 31, 2021), Licensee shall pay to COH a non-refundable license maintenance fee in accordance with the following table:

Second License Year (January 1, 2022 through December 31, 2022)	$
Third License Year (January 1, 2023 through December 31, 2023)	$
Fourth License Year (January 1, 2024 through December 31, 2024)	$
Each Subsequent License Year	$

The license maintenance fee paid in a given License Year shall be applied as credit against royalties otherwise due to COH pursuant to Section 4.7, below, during the License Year in which payment was made but may not be carried over and applied as credit against royalties due in subsequent years.

4.3Sale of Licensee Business. Upon any Change of Control of Licensee or an Affiliate of Licensee that controls Licensee, Licensee shall pay COH a non-refundable fee of $            .

4.4Securities Issuance.

4.4.1

Concurrently with the execution of this Agreement, COH or its designees (COH and its designees collectively, the “COH Stockholders”) will be granted by Licensee              validly issued, fully-paid, non- assessable shares of Common Stock of Scopus (including stock certificates evidencing such shares); provided, that in the event that the COH Securities, as of the date of issuance, represent less than                    (     %)

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of the total consideration received by Licensee’s shareholders in connection with the Acquisition, then Scopus and Licensee shall provide to COH any additional consideration required to ensure that the COH Stockholders receive no less than                    (     %) of the total consideration received.

4.4.2

All COH Securities to be issued to the COH Stockholders pursuant to this Agreement shall be made pursuant to a Securities Issuance Agreement in the form attached hereto as Exhibit B (“Securities Issuance Agreement”).

4.5Development Milestone Payments. Within thirty (30) days after the occurrence of each “Development Milestone Event” set forth below with respect to each Licensed Product or Licensed Service, and separately for each Indication of such Licensed Product or Licensed Service that achieves such Development Milestone Event, Licensee shall pay COH or its designee the amount indicated below:

Development Milestone Event	Amount Due
#1. Completion of a Phase 1 Clinical Trial	$
#2. Completion of a Phase 2 Clinical Trial	$
#3. Completion of a Phase 3 Clinical Trial	$
#4. Upon Marketing Approval in the United States	$

In the event that the Marketing Approval for an Indication of a Licensed Product or Licensed Service (Development Milestone Event #4) is received prior to the achievement of any prior Development Milestone Event, then Licensee shall also pay the amount due for occurrence of all previous Development Milestone Events that had not previously been paid upon receiving such Marketing Approval. For clarity, each payment above shall be made on each Indication of each Licensed Product or Licensed Service achieving each Development Milestone Event. The Parties agree that in the event that a clinical trial is conducted and characterized as a combination of two or more clinical trials (e.g., Phase 1/2 clinical trial), then Licensee shall simultaneously pay the amounts due for occurrence of the Development Milestone Event corresponding to the each of the applicable clinical trial phases (e.g., if a clinical trial is conducted and is characterized as a Phase 2/3 clinical trial in the United States, Licensee shall pay COH US $            ). For clarity, Development Milestone Event payments are not creditable towards royalties.

4.6Sales Milestone Payments. Within thirty (30) days after the occurrence of each “Sales Milestone Event” set forth below with respect to each Licensed Product or Licensed Service that achieves such Sales Milestone Event, Licensee shall pay COH or its designee the amount indicated below:

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Sales Milestone Event	Amount Due
#1. Upon Net Sales of Licensed Product or Licensed Service first totaling US $ million in a License Year.	US $
#2. Upon Net Sales of Licensed Product or Licensed Service first totaling US $ million in a License Year.	US $
#3. Upon Net Sales of Licensed Product or Licensed Service first totaling US $ million in a License Year.	US $

For clarity, each Sales Milestone Event payment will be paid once on a Licensed Product-by-Licensed Product or Licensed Service-by-Licensed Service basis based on the composition of matter, even if such composition of matter receives approval for different Indications or patient populations.

4.7Royalties.

4.7.1Base Royalties. Subject to Subsections 4.7.2, 4.7.3, 4.7.4, and 4.8 below, Licensee shall pay to COH or its designee royalties in accordance with the following:

(a)       % of the amount of Net Sales of Licensed Products and Licensed Services less than or equal to $                  ;

(b)       % of the amount of Net Sales of Licensed Products and Licensed Services greater than $       Million but less than or equal to $                  ; and

(c)       % of the amount of Net Sales of Licensed Products and Licensed Services greater than $             Million.

For purposes of illustration, on Net Sales of $       million, the royalties due (subject to Subsections 4.7.2, 4.7.3, 4.7.4, and 4.8 below) would be ($            ) * (      ) + ($      ) * (      ) + ($      ) * (      ) = $                  .

4.7.2Minimum Annual Royalty. Beginning in the calendar year following the First Commercial Sale of a Licensed Product or Licensed Service by Licensee or its Sublicensees, if the total earned royalties paid by Licensee under Section 4.7.1, as adjusted by Sections 4.7.3, 4.7.4, 4.7.5, and 4.8, in any License Year cumulatively amounts to less than US $             (“Minimum Annual Royalty”), Licensee shall pay to COH on or before February 28 following the end of such License Year the difference between the US $             Minimum Annual Royalty noted above and the total earned royalty paid by Licensee for such year under Section 4.7.1, as adjusted by Sections 4.7.3, 4.7.4, and 4.8.

4.7.3Royalty Reduction Upon Launch Of Generic Product. Notwithstanding anything to the contrary, if a Generic Product corresponding to a Licensed Product is launched in a particular country, then the royalty rates set forth in Section 4.7.1, applicable to a particular Licensed Product and a particular country will be reduced in accordance with the table below (each such reduction, a “Reduction in Royalty”). For

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purposes of the table below, the “Percentage Reduction of Net Sales” for any particular calendar quarter means the quotient (expressed as a percentage) obtained by dividing (A) the difference obtained by subtracting the Net Sales of the Licensed Product in such country for such applicable calendar quarter from the Net Sales of the Licensed Product in such country for the calendar quarter immediately prior to the calendar quarter in which the First Commercial Sale of the Generic Product in such country occurred by (B) the Net Sales of the Licensed Product in such country for the calendar quarter prior to the calendar quarter in which the First Commercial Sale of the Generic Product in such country occurred. Once the applicable Percentage Reduction of Net Sales set forth in the table below has been attained for a particular country for a calendar quarter, the corresponding Reduction in Royalty set forth in the table below shall remain in place unless there is an additional Reduction in Royalty. Once a country experiences a fifty percent (50%) or greater Percentage Reduction of Net Sales for any given Licensed Product, then Licensee shall have no further obligations to make any further payments to COH with regards to any Net Sales of such Licensed Product in such country.

Percentage Reduction of Net Sales	Reduction in Royalty
Less than %	No reduction
Greater than or equal to % but less than %	% total reduction
Greater than or equal to %	% (i.e., the royalty shall be eliminated for the applicable Licensed Product in the applicable country)

4.7.4Royalty Term. Licensee’s payment obligations under Section 4.7.1 shall expire, on a country-by-country and, as applicable, on a Licensed Product-by-Licensed Product or Licensed Service-by-Licensed Service basis, on the last date on which there exists a Valid Claim of the Patent Rights Covering such Licensed Product (or Licensed Service) in such country (the “Royalty Expiration Date”).

4.8Royalty Offsets. If, in Licensee’s reasonable business judgment it is necessary to pay to a Third Party other than a Sublicensee consideration (whether in the form of a royalty or otherwise) for the right to make, have made, use, sell, offer for sale or import a specific Licensed Product or perform a specific Licensed Service in a given jurisdiction, and if the aggregate royalty rates of any and all royalties payable to such Third Party licensors when combined with the royalty rate payable to COH exceeds                         (       %) in the case of Net Sales of the applicable Licensed Product or Licensed Service, then Licensee shall have the right with respect to any period for which royalties are due (i.e., a License Year) to set off up to                    (       %) of the aggregate royalties with respect to the applicable Licensed Product or Licensed Service otherwise payable with respect to such period and such jurisdiction and to such Third Party licensors against royalties that would otherwise be due to COH hereunder with respect to such period and jurisdiction; provided, however, that only the royalties payable to those Third Party licensors that themselves agree to be subject to a third party royalty offset that is no more favorable to the Third Party licensor in their agreement with Licensee than the offset hereunder may be offset against the royalty payable to COH; and provided, further, however, that under no circumstances shall (a) the royalty offsets permitted in this Section 4.8 result in the reduction of the effective adjusted royalty rate in any period for which payment is due and in any jurisdiction pursuant to Section 4.7 by more than                    (       %); and (b)

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the royalty offsets permitted in this Section 4.8 when combined with the royalty offsets applicable to Third Party licensors result in aggregate royalty rates payable to such Third Party licensors when combined with the royalty rate payable to COH that are less than                          (       %) of the Net Sales of the applicable Licensed Product or Licensed Service.

4.9Sublicense Revenues.

4.9.1

Licensee shall pay to COH the applicable percentage of all Sublicense Revenues under Section 4.9.2 within thirty (30) days after the Sublicense Revenue is received from the relevant Sublicensee. If Sublicense Revenues are not in cash or cash equivalents, the percentage share payable to COH pursuant to this Section 4.9 shall be due, in COH’s sole discretion, either in kind or in its cash equivalent.

4.9.2

If the sublicense grant to the Sublicensee occurs prior to dosing of the first patient in a Phase 2 Clinical Trial related to the applicable Licensed Product or Licensed Service, then Licensee shall pay to COH        % of all Sublicense Revenues. If the sublicense grant to the Sublicensee occurs after the dosing of the first patient in a Phase 2 Clinical Trial related to the applicable Licensed Product or Licensed Service and prior to dosing of the first patient in a Phase 3 Clinical Trial related to the applicable Licensed Product or Licensed Service, then Licensee shall pay to COH        % of all Sublicense Revenues. If the sublicense grant to the Sublicensee occurs after dosing of the first patient in a Phase 3 Clinical Trial for the applicable Licensed Product or Licensed Service, then Licensee shall pay to COH        % of all Sublicense Revenues.

4.9.3

The timing of the sublicense grant under Section 4.9.2 shall be determined on a Licensed Product-by-Licensed Product basis or Licensed Service-by-Licensed Service basis based on the development status of the Licensed Product or Licensed Service in the sublicense on the date that the sublicense is granted. In a sublicense with multiple candidates, the development status of the most advanced candidate or product in the sublicense determines the applicable timing of the sublicense grant under Section 4.9.2.

4.10Timing of Royalty Payments. Royalty payments due under Section 4.7, above, shall be paid annually within sixty (60) days following the end of each License Year until the first License Year in which aggregate royalties under Section 4.7.1 (and without regard to Section 4.7.2) reach US $                  . Thereafter, all royalty payments due under Section 4.7 shall be paid in quarterly installments, within sixty (60) days following the end of each calendar quarter.

4.11No Deductions from Payments. Licensee is solely responsible for payment of any fee, royalty or other payment due to any Third Party in connection with the research, development, manufacture, distribution, use, sale, import or export of a Licensed Product or a

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Licensed Service and, except as set forth in Section 4.8, above, Licensee shall not have the right to set off any amounts paid to such a Third Party, including fee, royalty or other payment, against any amount payable to COH hereunder.

4.12Single Royalty. Only a single royalty payment shall be due and payable on Net Sales of a Licensed Product or performance of a Licensed Service, regardless if such Licensed Product or Licensed Service is Covered by more than one Valid Claim and regardless of any overlap between royalties and Sublicense Revenues.

ARTICLE 5: REPORTS, AUDITS AND FINANCIAL TERMS

5.1Royalty Reports. Within sixty (60) days after the end of License Year or, as the case may be, each calendar quarter in which a royalty payment under ARTICLE 4 is required to be made, Licensee shall send to COH a report of Net Sales of the Licensed Products and Licensed Services for which a royalty is due, which report sets forth for such License Year or calendar quarter the following information, on a Licensed Product-by-Licensed Product and Licensed Service-by-Licensed Service and country-by-country basis: (i) total Net Sales, (ii) total gross sales of Licensed Products and Licensed Services, (iii) the quantity of each Licensed Products sold and

Licensed Services performed, (iv) the exchange rate used to convert Net Sales from the currency in which they are earned to United States dollars; and (v) the total royalty payments due. All royalty reports shall also include the COH reference number, OTL 21-292. A copy of each royalty report shall be provided, in addition to the persons set forth in Section 14.7, to: The Office of Technology Licensing, email: otl-royalties@coh.org.

5.2Additional Financial Terms.

5.2.1Currency. All payments to be made under this Agreement shall be made in United States dollars, unless expressly specified to the contrary herein. Net Sales outside of the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in United States dollars. All currency conversions shall use the conversion rate reported by Reuters, Ltd. on the last Business Day of the calendar quarter for which such payment is being determined.

5.2.2Payment Method. Amounts due under this Agreement shall be paid in immediately available funds, by means of wire transfer to an account identified by COH.

5.2.3Withholding of Taxes. All payments hereunder shall be made free and clear of and without deduction or deferment in respect of any demand, set-off, counterclaim or other dispute and so far as is legally possible such payment shall be made free and clear of any taxes imposed by or under the authority of government or any public authority, provided, that, where any sums due to be paid to COH hereunder are subject to withholding or similar tax payable on COH’s income, Licensee shall pay such amount and shall be entitled to set off that amount from the amounts transferred to COH under Section 5.2.2.

5.2.4Late Payments. Any amounts not paid on or before the date due under this Agreement are subject to interest from the date due through and including the date upon which

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payment is received. Interest is calculated, over the period between the date due and the date paid, at a rate equal to one and one-half percentage point (1.5%) over the “bank prime loan” rate, as such rate is published in the U.S. Federal Reserve Bulletin H.15 or successor thereto on the last Business Day of the applicable calendar quarter prior to the date on which such payment is due.

5.3Accounts and Audit.

5.3.1Records. Licensee shall keep, and shall require that each Sublicensee keep, full, true and accurate books of account containing the particulars of its Net Sales and the calculation of royalties. Licensee and its Sublicensees shall each keep such books of account and the supporting data and other records at its principal place of business. Such books and records must be maintained available for examination in accordance with this Section 5.3.1 for five (5) calendar years after the end of the calendar year to which they pertain, and otherwise as reasonably required to comply with GAAP.

5.3.2Appointment of Auditor. COH may appoint an internationally- recognized independent accounting firm reasonably acceptable to Licensee to inspect the relevant books of account of Licensee and its Sublicensees to verify any reports or statements provided, or amounts paid or invoiced (as appropriate), by Licensee or its Sublicensees.

5.3.3Procedures for Audit. COH may exercise its right to have Licensee’s and its Sublicensees’ relevant records examined only during the five (5) year period during which Licensee is required to maintain records, no more than once in any consecutive four (4) calendar quarters. Licensee and its Sublicensees are required to make records available for inspection only during regular business hours, only at such place or places where such records are customarily kept, and only upon receipt of at least fifteen (15) days advance notice from COH.

5.3.4Audit Report. The independent accountant will be instructed to provide to COH an audit report containing only its conclusions and methodology regarding the audit, and specifying whether the amounts paid were correct and, if incorrect, the amount of any underpayment or overpayment.

5.3.5Underpayment and Overpayment. After review of the auditor’s report:

(i)if there is an uncontested underpayment by Licensee for all of the periods covered by such auditor’s report, then Licensee shall pay to COH the full amount of that uncontested underpayment, and (ii) if there is an uncontested overpayment for such periods, then COH shall provide to Licensee a credit against future payments (such credit equal to the full amount of that overpayment), or, if Licensee is not obligated to make any future payments, then COH shall pay to Licensee the full amount of that overpayment. Contested amounts are subject to dispute resolution under ARTICLE 12. If the total amount of any such underpayment (as agreed to by Licensee or as determined under ARTICLE 12) exceeds five percent (5%) of the amount previously paid by Licensee for the period subject to audit, then Licensee shall pay the reasonable costs for the audit. Otherwise, all costs of the audit shall be paid by COH.

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ARTICLE 6: LICENSEE COVENANTS

6.1Licensee covenants and agrees that:

6.1.1in conducting activities contemplated under this Agreement, Licensee shall comply in all material respects with all applicable laws and regulations including, without limitation, those related to the manufacture, use, labeling importation and marketing of Licensed Products and Licensed Services;

6.1.2In the event that individuals employed by or otherwise affiliated with COH or its Affiliates, that are under obligations to COH related to, inter alia, the ownership of intellectual property they develop, collaborate with, consult for, or otherwise provide consulting or other services to Licensee, its Affiliates or Sublicensees in such individuals’ personal capacity, the terms and conditions of Exhibit A shall apply; and

6.1.3Licensee has not been convicted of a criminal offense related to health care, is not currently debarred, excluded or otherwise ineligible for participation in federally funded health care programs and has not arranged or contracted (by employment or otherwise) with any employee, contractor, or agent that it knew or should have known are excluded from participation in any federal health care program, and will not knowingly arrange or contract with any such individuals or entities during the Term of this Agreement. Licensee agrees to: (i) notify COH in writing immediately of any threatened, proposed or actual conviction relating to health care, of any threatened, proposed or actual debarment or exclusion from participation in federally funded programs, of Licensee or any officer or director of Licensee, and (ii) refrain from knowingly employing or contracting with individuals or entities excluded from participation in a federally funded health care program. Any breach of this Section 6.1.5 by Licensee shall be grounds for termination of this Agreement by COH in accordance with Section 8.2.

ARTICLE 7: INTELLECTUAL PROPERTY; PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT.

7.1Patent Prosecution, Maintenance and Enforcement.

7.1.1COH shall be responsible for the preparation, filing, prosecution, and maintenance of all Patent Rights, using counsel of its choice. COH will timely provide Licensee with copies of all relevant documentation relating to such prosecution and Licensee shall keep such information confidential. COH’s counsel shall take instructions only from COH. In addition, COH shall instruct the patent counsel prosecuting Patent Rights to promptly (i) copy Licensee on patent prosecution documents that are received from or filed with the United States Patent and Trademark Office and foreign equivalent; (ii) provide Licensee with copies of draft submissions to the USPTO prior to filing; and (iii) give reasonable consideration to the comments and requests of Licensee or its patent counsel, provided, that, (a) COH reserves the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents and which it shall exercise in good faith; and (b) the patent counsel remains counsel to COH (and shall not jointly represent Licensee unless requested by Licensee

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and approved by COH, and an appropriate engagement letter and conflict waiver are in effect). All patents and patent applications in Patent Rights, to the extent assignable in whole or in part to COH, shall be assigned to COH.

7.1.2COH will not unreasonably refuse to amend any patent application in Patent Rights to include claims reasonably requested by Licensee to protect the products or services contemplated to be sold by Licensee under this Agreement. If Licensee informs COH of other countries or jurisdictions in which it wishes to obtain patent protection with respect to the Patent Rights, COH shall prepare, file, prosecute and maintain patent applications in such countries and any patents resulting therefrom (and, for the avoidance of doubt, such patent applications and patents shall be deemed included in the Patent Rights). On a country-by-country and patent-by-patent basis, Licensee may elect to surrender any patent or patent application in Patent Rights in any country upon sixty (60) days advance written notice to COH. Such notice shall relieve Licensee from the obligation to pay for future patent costs but shall not relieve Licensee from responsibility to pay patent costs incurred prior to the expiration of the sixty (60) day notice period. Such U.S. or foreign patent application or patent shall thereupon cease to be a Patent Right hereunder, Licensee shall have no further rights therein and COH shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

7.1.3Each Party shall promptly provide written notice to the other in the event it becomes aware of any actual or probable infringement of any of the Patent Rights in or relevant to the Field or of any Third Party claim regarding the enforceability or validity of any Patent Rights (“Infringement Notice”). Licensee shall, in cooperation with COH, use reasonable efforts to terminate infringement without litigation.

7.1.4If infringing activity has not been abated within ninety (90) days following the date the Infringement Notice takes effect, then Licensee may, following consultation with COH, in its sole discretion and at its sole expense, take action against any alleged infringer or in defense of such any claim with respect to any Patent Right for which Licensee has exclusive rights under this Agreement. Any recovery obtained by Licensee as the result of legal proceedings initiated and paid for by Licensee pursuant to this Section 7.1.4, after deduction of Licensee’s reasonable out-of-pocket expenses incurred in securing such recovery, shall be deemed to be Net Sales of Licensed Products and/or Licensed Services or, as appropriate Sublicense Revenue in the calendar quarter in which such recovery was received and royalties shall be due and payable thereon accordingly.

7.1.5If COH is involuntarily joined in a suit initiated by Licensee, then Licensee will pay any costs incurred by COH arising out of such suit, including but not limited to, reasonable legal fees of counsel that COH selects and retains to represent it in the suit.

7.1.6In the event that Licensee declines either to cause such infringement to cease (e.g. by settlement or injunction) or to initiate and thereafter diligently maintain legal proceedings against the infringer other than as part of a mutually agreed upon bona fide strategy, developed with the guidance of outside patent counsel, to preserve the Patent Rights, COH may, in its sole discretion and at its sole expense, take action against such alleged infringer or in defense of any such Third Party claim. Any recovery obtained by COH as the result of any such legal

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proceedings shall be for the benefit of COH only.

7.2Trademarks. Licensee shall be responsible for the selection, registration, maintenance, and defense of all trademarks for use in connection with the sale or marketing of Licensed Products and Licensed Services in the Field in the Territory (the “Marks”), as well as all expenses associated therewith. All uses of the Marks by Licensee or a Sublicensee shall comply in all material respects with all applicable laws and regulations (including those laws and regulations particularly applying to the proper use and designation of trademarks in the applicable countries). Licensee shall not, without COH’s prior written consent, use any trademarks or house marks of COH or its Affiliates (including the COH corporate name), or marks confusingly similar thereto, in connection with Licensee commercialization of Licensed Products or Licensed Services under this Agreement in any promotional materials or applications or in any manner implying an endorsement by COH of Licensee or the Licensed Products or Licensed Services. Licensee shall own all Marks.

7.3Challenge to the Patent Rights by Licensee.

7.3.1COH may terminate this Agreement and all Sublicenses issued hereunder, upon written notice to Licensee in the event that Licensee or any of its Affiliates or Sublicensees directly or indirectly asserts a Patent Challenge. “Patent Challenge” means any challenge in a legal or administrative proceeding to the patentability, validity or enforceability of any of the Patent Rights (or any claim thereof), including by: (a) filing or pursuing a declaratory judgment action in which any of the Patent Rights is alleged to be invalid or unenforceable; (b) citing prior art against any of the Patent Rights, filing a request for or pursuing a re-examination of any of the Patent Rights (other than with COH’s written agreement), or becoming a party to or pursuing an interference; or (c) filing or pursuing any re-examination, opposition, cancellation, nullity or other like proceedings against any of the Patent Rights; but excluding any challenge raised as a defense against a claim, action or proceeding asserted by COH (or its Affiliates or other licensees) against Licensee, its Affiliates or Sublicensees. In lieu of exercising its rights to terminate under this Section 7.3.1, COH may elect upon written notice to increase the payments due under all of ARTICLE 4 by                                                                   (       %), which election will be effective retroactively to the date of the commencement of the Patent Challenge. Licensee acknowledges and agrees that this Section 7.3.1 is reasonable, valid and necessary for the adequate protection of COH’s interest in and to the Patent Rights, and that COH would not have granted to Licensee the licenses under those Patent Rights, without this Section 7.3.1. COH will have right at any time in its sole discretion to strike this Section 7.3.1 (or any portion thereof) from this Agreement by providing written notice to Licensee, and COH will have no liability whatsoever as a result of the presence or absence of this Section 7.3.1 (or any struck portion thereof).

7.3.2If, in a Patent Challenge commenced by Licensee its Affiliates or Sublicensees, COH obtains a final non-appealable judgment upholding the validity and enforceability of the challenged Patent Rights and finding at least one claim of such Patent Rights to be infringed by Licensee or any one of its Affiliates or Sublicensees, Licensee shall reimburse COH all of its attorneys’ fees and expenses expended in connection with defending such lawsuit or other proceeding.

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7.4Payment of COH Patent Expenses.

7.4.1The Parties acknowledge that, prior to the Effective Date, COH incurred historic expenses with respect to the drafting, prosecution and maintenance of the Patent Rights. In consideration of such historic expenditures by COH, Licensee shall reimburse COH US $             in full reimbursement for such expenses, subject to COH providing to Licensee reasonably detailed documentation to support such amount and provided that such expenses have not previously been reimbursed under the Option Agreement. Licensee shall pay such reimbursement to COH within ten (10) days after the Effective Date.

7.4.2After the Effective Date, COH shall provide to Licensee an annual invoice and reasonably detailed documentation with respect to COH’s out-of-pocket expenses incurred with respect to such prosecution and maintenance for the previous year. Licensee shall reimburse COH for one-hundred percent (100%) of such expenses within thirty (30) days after receipt of such invoice and documentation. COH will deliver to Licensee updates in relation to the amount payable under this Section 7.4.2 upon Licensee reasonably requesting such updates.

7.5Marking. Licensee and its Sublicensees shall mark all Licensed Products and all materials related to Licensed Services in such a matter as to conform with the patent laws of the country to which such Licensed Products are shipped or in which such products are sold and such Licensed Services performed.

ARTICLE 8: TERM AND TERMINATION

8.1Term and Expiration of Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, notwithstanding any other provision of this Agreement, unless sooner terminated by mutual agreement or pursuant to any other provision of this Agreement, this Agreement shall expire, on a country-by-country and Licensed Product-by- Licensed Product (or Licensed Service-by-Licensed Service) basis, on the applicable Royalty Expiration Date for each Licensed Product (or Licensed Service) in each country (such expiry of the Term for a particular Licensed Product (or Licensed Service) in a particular country hereinafter referred to as “Expiration” of this Agreement with respect to such Licensed Product (or Licensed Service) in such country).

8.2Termination.

8.2.1Material Breach. Either Party may terminate this Agreement prior to its Expiration for any material breach by the other Party, provided, that, the Party seeking to terminate shall have first given the breaching Party notice of such material breach (“Breach Notice”) with reasonable particulars of the material breach, and the Party receiving the Breach Notice failed to cure that material breach within forty-five (45) days after the date of receipt of the Breach Notice; provided, that, if the breaching Party responds to the Breach Notice by providing a Dispute Notice pursuant to ARTICLE 12 to the Party seeking to terminate within ten (10) days after the date of receipt of the Breach Notice, the Party alleging the material breach may not terminate this Agreement until completion of the Resolution Period pursuant to ARTICLE 12.

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8.2.2Bankruptcy. COH shall have the right to terminate this Agreement prior to its Expiration upon notice to Licensee, in the event that: (i) Licensee seeks protection of any bankruptcy or insolvency law other than with the prior consent of COH, or (ii) a proceeding in bankruptcy or insolvency is filed by or against Licensee and not withdrawn, removed or vacated within 120 days of such filing, or there is adjudication by a court of competent jurisdiction that Licensee is bankrupt or insolvent.

8.2.3Termination at Will by Licensee. Licensee shall have the right to terminate this Agreement prior to its Expiration upon notice to COH without cause, effective no fewer than ninety (90) days following the date of such notice.

8.3Effect of Termination.

8.3.1Upon any termination of this Agreement pursuant to Section 8.2 (but for clarity, not in the case of its Expiration), all rights and licenses granted to Licensee under ARTICLE 3, shall immediately terminate on and as of the effective date of termination as provided in Section 8.2, except that (A) Licensee shall have the right to continue to sell Licensed Products manufactured prior to the effective date of such termination until the sooner of: (i) ninety (90) days after the effective date of termination, or (ii) the exhaustion of Licensee’s inventory of Licensed Products and (B) surviving rights of Sublicensees shall be as set forth in Section 8.4..

8.3.2Upon termination of this Agreement pursuant to Section 8.2 (but for clarity, not in the case of its Expiration):

(a)Each Party shall promptly return to the other Party all relevant records and materials in its possession or control containing or comprising the other Party’s Confidential Information and to which the Party does not retain rights hereunder.

(b)Licensee shall discontinue making any representation regarding its status as a licensee of COH for Licensed Products and Licensed Services. Subject to Section 8.3.1, above, Licensee shall cease conducting any activities with respect to the marketing, promotion, sale or distribution of Licensed Products and Licensed Services.

8.3.3Termination of this Agreement through any means and for any reason pursuant to Sections 2.1, 2.3, 7.3.1, or 8.2 (but for clarity, not in the case of its Expiration), shall not relieve the Parties of any obligation accruing prior thereto, including the payment of all sums due and payable, and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.

8.3.4Effect on Sublicensees. All sublicenses, and rights of Affiliates and Sublicensees, will terminate as of the effective date of termination of this Agreement, provided, however, that at the request of the applicable Sublicensee, each sublicense validly granted hereunder which is in good standing as of the effective date of such termination shall continue in effect as a direct license between COH (as licensor) and Sublicensee (as licensee), provided, that:  (i) such sublicense, as determined by COH in its reasonable and good faith discretion, contains or imposes on COH no material obligation or liability additional to those set forth in this Agreement

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and is otherwise consistent with this Agreement, (ii) the Sublicensee delivers to COH, within thirty (30) days of the effective date of the termination of this Agreement, written acknowledgement that all payment and other obligations previously payable to Licensee under such sublicense shall thereafter be payable and due, and be paid directly to COH and that Sublicensee also agrees to pay COH any amounts that otherwise would have been due to COH as Sublicense Revenue payable by Licensee had this Agreement not been terminated, (iii) the Sublicensee is not a party to a proceeding in bankruptcy or insolvency filed by or against such Sublicensee, has not made a general assignment for the benefit of its creditors, and is not in litigation with COH or any Affiliate of COH and (iv) such Sublicensee (including its employees and contractors) is not at such time debarred or excluded or otherwise ineligible for participation in federally funded programs.  All other sublicenses in existence as of the effective date of the termination of this Agreement which fail to satisfy the foregoing conditions shall, upon such termination, terminate.   For clarity, (1) the effective royalty rate payable on Sublicensee’s Net Sales of Licensed Products and Licensed Services, (2) the aggregate of other non-sale/royalty-based consideration due from Sublicensee, and (3) the other material terms and conditions of the sublicense must be no less favorable to COH than the corresponding terms of this Agreement had this Agreement not been terminated.

8.4Survival. Sections 5.2, 5.3, 7.5, 8.3, 8.4, 8.5 14.2, 14.4, 14.6, 14.7, 14.9, and 14.10, ARTICLE 1, ARTICLE 10, ARTICLE 11 (for the time period set forth therein), and ARTICLE 12 shall survive termination of this Agreement for any reason pursuant to Sections 2.1, 2.3, 7.3.1, or 8.2 and Expiration pursuant to Section 8.1.

ARTICLE 9: REPRESENTATIONS AND WARRANTIES

9.1Mutual Representations and Warranties. COH and Licensee each represents and warrants as follows:

9.1.1It has the right and authority to enter into this Agreement and all action required to be taken on its behalf, its officers, directors, partners and stockholders necessary for the authorization, execution, and delivery of this Agreement and, the performance of all of its obligations hereunder, and this Agreement, when executed and delivered, will constitute valid and legally binding obligations of such Party, enforceable in accordance with its terms, subject to: (i) laws limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally;

9.1.2It has read this Agreement, with assistance from its counsel of choice. It understands all of this Agreement’s terms. It has been given a reasonable amount of time to consider the contents of this Agreement before each Party executed it. It agrees that it is executing this Agreement voluntarily with full knowledge of this Agreement’s legal significance; and

9.1.3It has made such investigation of all matters pertaining to this Agreement that it deems necessary, and does not rely on any statement, promise, or representation, whether oral or written, with respect to such matters other than those expressly set forth herein. It agrees that it is not relying in any manner on any statement, promise, representation or understanding,

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whether oral, written or implied, made by any Party, not specifically set forth in this Agreement. It acknowledges that, after the Effective Date, it may discover facts different from or in addition to those which it now knows or believes to be true. Nevertheless, it agrees that this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts.

9.2Representations  and  Warranties of COH.COH represents and warrants as follows:

9.2.1As of the Effective Date, to the actual knowledge of the Senior Director of its Office of Technology Licensing without independent inquiry, COH has the full power and authority to grant the rights, licenses and privileges granted herein.

9.3Representations and Warranties of Scopus.  Scopus represents and warrants as follows:

9.3.1All authorizations necessary for the issuance of the COH Securities on the Effective Date issuable to COH pursuant to this Agreement, have been obtained;

9.3.2No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, or local governmental authority on the part of Scopus is required in connection with the offer, sale, or issuance of the COH Securities, or the consummation of any other transaction contemplated hereby, except for the following: (i) the filing of a notice of exemption pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, which shall be filed by Scopus promptly following the date hereof; and (ii) the compliance with other applicable state securities laws, which compliance will have occurred within the appropriate time periods therefor. The offer, sale, and issuance of the COH Securities in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Act, and from the qualification requirements of Section 25110 of the California Securities Law, and neither Scopus, nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions;

9.3.3The sale of the COH Securities is not subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with;

9.3.4The COH Securities, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws;

9.3.5The consideration received by COH under Section 4.4 represents no less than five percent (5%) of the total consideration received by the Licensee stockholders in connection with the Acquisition.

9.3.6The COH Securities, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be issued, sold, and

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delivered on the terms as set forth in the Securities Issuance Agreement.

9.4Licensee Warranties.  Licensee represents and warrants that:

9.4.1Licensee is not in violation or default of any provision of its charter or its bylaws; and

9.4.2Licensee has not, prior to the Effective Date, entered into any agreements pursuant to which the Patent Rights have been sublicensed.

9.5Scopus Guaranty. For so long as Scopus and Licensee are Affiliates of one another, Scopus will cause Licensee to comply in all respects with each of its representations, warranties, covenants, obligations, agreements and undertakings pursuant to or otherwise in connection with the Agreement. As a material condition to COH’s willingness to enter into the Agreement and perform its obligations thereunder, for so long as Scopus and Licensee are Affiliates of one another, Scopus will ensure full performance and payments due by Licensee of each of its covenants, obligations and undertakings pursuant to or otherwise in connection with the Agreement and will represent, acknowledge and agree that any breach of Licensee, or other failure to perform, any such representation, warranty, covenant, obligation, agreement or undertaking of shall also be deemed to be a breach or failure to perform by Scopus, and COH shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Scopus or Licensee in the first instance.  Other than with respect to representations, warranties, covenants, obligations, agreements and undertakings of Licensee that accrued on or prior to the date that Scopus and Licensee cease to be Affiliates of one another, Scopus shall cease to have any obligations or responsibilities under this Section 9.5 if Scopus and Licensee cease to be Affiliates of one another.

9.6Exclusions. Nothing in this Agreement is or shall be construed as:

9.6.1Subject to Section 9.2, a warranty or representation by COH as to the validity or scope of any claim or patent or patent application within the Patent Rights;

9.6.2A warranty or representation by COH that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;

9.6.3A grant by COH, whether by implication, estoppel, or otherwise, of any licenses or rights under any patents other than Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Patent Rights;

9.6.4An obligation on COH or Licensee to bring or prosecute any suit or action against a third party for infringement of any of the Patent Rights;

9.6.5A representation or warranty of the ownership of the Patent Rights other than as set forth in Section 9.2, above.

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9.7DISCLAIMER. EXCEPT AS EXPLICITLY SET FORTH IN SECTION 9.2, NO WARRANTY IS GIVEN WITH RESPECT TO THE PATENT RIGHTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES SPECIFICALLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SUCH AS ANY USE, SAFETY, EFFICACY, APPROVABILITY BY REGULATORY AUTHORITIES, TIME AND COST OF DEVELOPMENT OR BREADTH OF SUBJECT MATTER OF THIS AGREEMENT, VALIDITY OF THE PATENT RIGHTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OR OTHER RIGHTS OF ANY THIRD PARTY. THE WARRANTIES SET FORTH IN SECTIONS 9.1 AND 9.2, ABOVE, ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, NON-INFRINGEMENT AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 10: INDEMNIFICATION

10.1Indemnification by Licensee. Licensee shall defend, indemnify and hold harmless COH, its Affiliates, and their respective officers, directors, shareholders, employees and agents (“COH Indemnitees”) from and against any and all Third Party liabilities, claims, suits, and expenses, including reasonable attorneys’ fees (collectively, “Losses”), arising out of or are in any way attributable to the material breach of any representation or warranty made by Licensee under this Agreement, and Licensee shall defend, indemnify and hold harmless COH Indemnitees from all Losses arising out of or are in any way attributable to (i) the research, development, marketing, approval, manufacture, packaging, labeling, handling, storage, transportation, use, distribution, promotion, marketing or sale of Licensed Products or Licensed Services by or on behalf of Licensee, any of its Affiliates or a Sublicensee or any other exercise of rights under this Agreement or pursuant to any sublicense, or (ii) the negligence, willful misconduct or failure to comply with applicable law by a Licensee, an Affiliate of Licensee, or a Sublicensee.

10.2Procedure. The indemnities set forth in this ARTICLE 10 are subject to the condition that the Party seeking the indemnity shall forthwith notify the indemnifying Party on being notified or otherwise made aware of a liability, claim, suit, action or expense and that the indemnifying Party defend and control any proceedings with the other Party being permitted to participate at its own expense (unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the indemnifying Party shall pay for the other Party’s counsel); provided, that, the indemnifying Party may not settle the liability, claim, suit, action or expense, or otherwise admit fault of the other Party or consent to any judgment, without the written consent of the other Party (such consent not to be unreasonably withheld). Notwithstanding the foregoing, no delay in the notification of the existence of any claim of Loss shall cause a failure to comply with this Section 10.2 as long as such delay shall not have materially impaired the rights of the indemnifying Party.

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10.3Insurance.

10.3.1No later than thirty (30) days prior to the dosing of the first patient in any clinical trial in which Licensee is a sponsor or is otherwise involved, Licensee shall procure at its sole expense and provide to COH evidence of comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (i) each occurrence, US $5 million;

(ii)products/completed operations aggregate, US $10 million; (iii) personal and advertising injury, US $5 million; and (iv) general aggregate (commercial form only), US $10 million.

10.3.2The foregoing policies will provide primary coverage to COH and shall name the COH Indemnitees as additional insureds, and shall remain in effect during the Term of this Agreement and, if written on a claims made basis, for five (5) years following the termination or expiration of the Term of this Agreement. The COH Indemnitees shall be notified in writing by Licensee not less than thirty (30) days prior to any modification, cancellation or non-renewal of such policy. Licensee’s insurance must include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self-insurance carried or maintained by the COH Indemnitees. Such insurance coverage shall be maintained with an insurance company or companies having an A.M. Best’s rating (or its equivalent) of A-XII or better.

10.3.3Licensee expressly understands that the coverage limits in Section 10.3.1 do not in any way limit Licensee’s liability.

10.4LIMITATION ON DAMAGES. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EXCEPT IN RELATION TO LICENSEE’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 AND ANY BREACH BY LICENSEE OF ARTICLE 11 (I) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES (INCLUDING LOSS OF PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS, LOST BUSINESS OR ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT) WHETHER BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT OR ANY OTHER LEGAL THEORY, AND (II) IN NO EVENT SHALL COH BE LIABLE TO LICENSEE FOR AN AGGREGATE AMOUNT IN EXCESS OF TWO-THIRDS OF THE TOTAL CONSIDERATION PAID TO COH HEREUNDER.

ARTICLE 11: CONFIDENTIALITY

11.1Confidential Information. During the Term of this Agreement and for five (5) years thereafter without regard to the means of termination: (i) COH shall not use, for any purpose other than the purpose contemplated by this Agreement, or reveal or disclose to any Third Party Licensee Confidential Information; and (ii) Licensee shall not use, for any purpose other than the purpose contemplated by this Agreement, or reveal or disclose COH Confidential Information to any Third Party. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

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11.2Exceptions. Notwithstanding the foregoing, a Party may use and disclose Confidential Information of the other Party as follows:

11.2.1if required by applicable law, rule, regulation, government requirement and/or court order, and/or the rules of any stock exchange or trading market; provided, that, the disclosing Party promptly notifies the other Party of its notice of any such requirement and provides the other Party a reasonable opportunity to seek confidential treatment, a protective order or other appropriate remedy and/or to waive compliance with the provisions of this Agreement;

11.2.2to the extent such use and disclosure occurs in the filing or publication of any patent application or patent on inventions;

11.2.3as necessary or desirable for securing any regulatory approvals, including pricing approvals, for any Licensed Products or Licensed Services; provided, that, the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information;

11.2.4to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement;

11.2.5to the extent necessary, to its Affiliates, directors, officers, employees, consultants, vendors and clinicians under written agreements of confidentiality at least as restrictive as those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement; and

11.2.6to actual and potential investors, providers of research funding, licensees, sublicensees, consultants, vendors and suppliers, academic and commercial collaborators, and joint owners of the Inventions and/or the Patent Rights, under written agreements of confidentiality at least as restrictive as those set forth in this Agreement.

11.3Certain Obligations. During the Term and for a period of five (5) years thereafter, Licensee, with respect to COH Confidential Information, and COH, with respect to Licensee Confidential Information, agree:

11.3.1to use such Confidential Information only for the purposes contemplated under this Agreement,

11.3.2to treat such Confidential Information as it would its own proprietary information which in no event shall be less than a reasonable standard of care,

11.3.3to take reasonable precautions to prevent the disclosure of such Confidential Information to a Third Party without written consent of the other Party, and

11.3.4to only disclose such Confidential Information to those employees, agents and Third Parties who have a need to know such Confidential Information for the purposes set

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forth herein and who are subject to obligations of confidentiality no less restrictive than those set forth herein.

11.4Termination. Upon termination of this Agreement pursuant to Section 8.2 (but for clarity, not in the case of its Expiration), and upon the request of the disclosing Party, the receiving Party shall promptly return to the disclosing Party or destroy all copies of Confidential Information received from such Party, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts, or other documents which contain any Confidential Information of the other Party in any form, except that each Party shall be permitted to retain a copy (or copies, as necessary) of such Confidential Information for archival purposes or to enforce or verify compliance with this Agreement, or as required by any applicable law or regulation.

ARTICLE 12: DISPUTE RESOLUTION

12.1 All Disputes shall be first referred to the Senior Vice President for Research Business Development of COH (the “COH VP”) and the Chief Executive Officer of Licensee for resolution, prior to proceeding under the other provisions of this ARTICLE 12. A Dispute shall be referred to such executives upon one Party (the “Initiating Party”) providing the other Party (the “Responding Party”) with notice that such Dispute exists (“Dispute Notice”), together with a written statement describing the Dispute with reasonable specificity and proposing a resolution to such Dispute that the Initiating Party is willing to accept, if any. Within ten (10) days after having received such statement and proposed resolution, if any, the Responding Party shall respond with a written statement that provides additional information, if any, regarding such Dispute, and proposes a resolution to such Dispute that the Responding Party is willing to accept, if any. If not otherwise resolved, the Parties shall engage in good faith efforts to negotiate a resolution to resolve the Dispute for the following fifteen (15) days (the “Resolution Period”). In the event that such Dispute is not resolved during the Resolution Period, either Party may bring and thereafter maintain suit against the other with respect to such Dispute; provided, however, that the exclusive jurisdiction of any such suit shall be the state and federal courts located in Los Angeles County, California, and the Parties hereby consent to the exclusive jurisdiction and venue of such courts.

ARTICLE 13: GOVERNMENTAL MATTERS

13.1Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so. Licensee shall notify COH if it becomes aware that this Agreement is subject to a U.S. or foreign government reporting or approval requirement. Licensee shall make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

13.2Export Control Laws. Licensee acknowledges that the subject matter of this Agreement is subject to U.S. export control jurisdiction. Licensee shall observe all applicable U.S. and foreign laws with respect to its activities pursuant to this Agreement, including the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations, as well as end-user, end-use, and destination restrictions applied by the United States.

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13.3Preference for United States Industry. If Licensee sells a Licensed Product in the U.S., Licensee shall manufacture said product substantially in the United States, if and to the extent required under applicable U.S. laws and regulations.

ARTICLE 14: MISCELLANEOUS

14.1Assignment and Delegation. Except as expressly provided in this Section 14.1, neither this Agreement nor any right or obligation hereunder shall be assignable in whole or in part, whether by operation of law, or otherwise by Licensee without the prior written consent of COH. Notwithstanding the foregoing, Licensee may assign or transfer its rights and obligations under this Agreement to a Person that succeeds to all or substantially all of Licensee’s business or assets, whether by sale, merger, operation of law or otherwise; provided, that, such Person agrees, in form and substance reasonably acceptable to COH, to be bound as a direct party to this Agreement in lieu of or in addition to Licensee and provided further that Licensee has complied with its obligations pursuant to Section 4.3.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assignees. Any transfer or assignment of this Agreement in violation of this Section 14.1 shall be null and void.

14.2Entire Agreement. This Agreement contains the entire agreement between the Parties relating to the subject matter hereof, and all prior understandings, representations and warranties between the Parties are superseded by this Agreement.

14.3Amendments. Changes and additional provisions to this Agreement shall be binding on the Parties only if agreed upon in writing and signed by the Parties.

14.4Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law that would result in the application of the law of another jurisdiction.

14.5Force Majeure. If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of earthquake, fire, flood or other casualty or due to strikes, riot, storms, explosions, acts of God, war, terrorism, or a similar occurrence or condition beyond the reasonable control of the Parties, the Party so affected shall, upon giving prompt notice to the other Parties, be excused from such performance during such prevention, restriction or interference, and any failure or delay resulting therefrom shall not be considered a breach of this Agreement.

14.6Severability. The Parties do not intend to violate any public policy or statutory common law. However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided, that, such deletion does not alter the basic purpose and structure of this Agreement.

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14.7Notices. All notices, requests, demands, and other communications relating to this Agreement shall be in writing in the English language and shall be delivered in person or by delivery service or international courier with package tracing capability. Notices shall be sent via a service which provides traceability of packages and signature confirmation and shall be deemed to have been given on the date actually received. Notices shall be sent as follows:

Notices to COH:

Office of Technology Licensing, City of Hope

1500 East Duarte Road, Duarte, CA 91010

Attn: Sr. Director, Office of Technology Licensing

Fax: 626-256-8651

With a copy to:

Office of General Counsel, City of Hope

1500 East Duarte Road, Duarte, CA 91010

Attn: General Counsel

Fax 1: 626-218-8663

Fax 2: 626-256-8651

Notices to Licensee:

Olimmune, Inc.

Attn: Alan Horsager, Ph.D., Executive Office

139 N Garfield Pl, Monrovia, CA 91016

Fax: 626-205-9190

Either Party may change its address for notices or facsimile number at any time by sending notice to the other Party.

14.8Independent Contractor. Nothing herein shall create any association, partnership, joint venture, fiduciary duty or the relation of principal and agent between the Parties hereto, it being understood that each Party is acting as an independent contractor, and neither Party shall have the authority to bind the other or the other’s representatives in any way.

14.9Waiver. No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. No waiver of this Agreement or any provision hereof shall be enforceable against any Party hereto unless in writing, signed by the Party against whom such waiver is claimed, and shall be limited solely to the one event.

14.10Interpretation. This Agreement has been prepared jointly and no rule of strict construction shall be applied against either Party. In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.” The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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14.11Counterparts. This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement. For purposes of executing this agreement, a facsimile copy or an emailed PDF of this Agreement, including the signature pages, will be deemed an original.

14.12Publicity. Subject to Section 11.2, neither Party may issue a press release (unless the information in such release or the release itself is filed to meet Licensee’s obligations under federal securities laws or the rules and regulations of any stock exchange or trading market) or otherwise publicly disclose the existence or terms of this Agreement without the prior written consent of the other Party; provided, however, that once the existence or any terms or conditions of this Agreement has been publicly disclosed in a manner mutually and reasonably agreed-to by the Parties, either Party may republish the facts previously disclosed without the prior consent of the other Party. COH may, in its sole discretion and without the approval of Licensee, publicly disclose the existence of this Agreement so long as the detailed and specific terms and conditions of this Agreement or the overall value of this Agreement are not disclosed. If a Third Party inquires whether a license is available, COH may disclose the existence of the Agreement and the extent of its grant in Section 3.1 to such Third Party, but will not disclose the name of Licensee, except where COH is required to release information under either the California Public Records Act or other applicable law.

14.13No Third Party Beneficiaries. Except for the rights of the COH Indemnitees pursuant to ARTICLE 10 nothing in this Agreement, either express or implied, is intended to or shall confer upon any Third Party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Signature page to follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

OLIMMUNE, INC.		CITY OF HOPE

By:	/s/ Alan Horsager	By:	/s/ Robert Stone

Name:	Alan Horsager, Ph. D.	Name:	Robert Stone

Title:	President & CEO	Title:	President & CEO

SCOPUS BIOPHARMA, INC. (solely with respect to Sections 9.3 and 9.5)

By:	/s/ Joshua R. Lamstein

Name:	Joshua R. Lamstein

Title:	Chairman

CONFIDENTIAL	EXECUTION VERSION

EXHIBIT A

Collaboration Terms

Individuals employed by or otherwise affiliated with COH or its Affiliates (“COH Personnel”) are under obligations to COH related to, inter alia, the ownership of intellectual property they develop. These obligations pre-date and are superior to any obligations COH Personnel may undertake in any consulting or other agreement they may enter into in their individual capacity with Licensee, its Affiliates or Sublicensees (“Company”) subsequent to their employment or affiliation with COH (each, an “Advisory Agreement”).

In order to avoid any future conflict between COH and Company relating to the ownership of intellectual property developed by COH Personnel who may, pursuant to an Advisory Agreement or otherwise, work with or provide consulting or other services to Company (any such COH Personnel a “Consultant” and any such services “Consulting Services”), the following shall apply.

So long as a Consultant remains employed by or affiliated with COH or its Affiliates and notwithstanding anything to the contrary in any Advisory Agreement (whether entered into before or after the date of this letter agreement):

1.

Ownership of any and all intellectual property, including all discoveries, inventions, trade secrets and subject matter (whether patentable or not) conceived, reduced to practice or developed in the course of performing the Consulting Services (all of the foregoing being collectively referred to herein as the “Collaboration Inventions”), shall follow inventorship. Inventorship shall be determined pursuant to United States patent law.

2.

Company agrees that Company shall promptly disclose to COH all Collaboration Inventions conceived, reduced to practice or developed by a Consultant, whether solely by a Consultant or jointly with others. COH and Company shall cooperate in good faith, including ensuring that COH intellectual property counsel confers with Company intellectual property counsel, to jointly determine the inventorship of all Collaboration Inventions relating to the Consulting Services. Company further agrees to disclose to COH, subject to confidentiality obligations in accordance with Section 4 hereof, any other patent application Company may file relating in any way to the Consulting Services and cooperate in good faith with COH to confirm that no Consultants are inventors under such application.

3.

Unless otherwise agreed in writing by COH in advance on a project by project basis, all Collaboration Inventions conceived, reduced to practice or developed solely by one or more Consultant will belong solely to COH (“COH Inventions”). All Collaboration Inventions conceived, reduced to practice or developed solely by employees of Company will belong solely to Company (“Company Inventions”). All rights to Collaboration Inventions conceived jointly by a Consultant and employees or other service providers of Company will belong jointly to COH and Company (“Jointly-Owned Inventions”). For clarity, each joint owner will be free to use, exploit, commercialize, and license the Jointly- Owned Inventions without restriction, without the consent of the other joint owner, and without a duty of accounting to the other joint owner. With respect to any COH Invention

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and Jointly-Owned Invention, COH shall, at its option, be responsible for the preparation and prosecution of related patent applications. If COH determines not to file a patent application for a COH Invention or Jointly-Owned Invention it shall provide notice to Company in the manner set forth in Section 14.7 within a reasonable period of time, and Company shall, at Company’s expense, have the right, but not the obligation, to file and prosecute such application in the name of COH if a COH Invention or in the names of COH and Company if a Jointly-Owned Invention, and, in each case, COH shall reasonably cooperate with Company in connection therewith at COH’s expense.

4.	COH and Company agree that all information exchanged in connection with this Exhibit A shall be deemed Confidential Information.

5.

For clarity, in the event of any conflict or inconsistency between the terms and conditions of this Exhibit A and any subsequent agreement between Company and COH or COH Personnel, the terms and conditions of this Exhibit A shall apply unless the applicable subsequent agreement explicitly references this Exhibit A and explicitly modifies or amends the terms and conditions of this Exhibit A.

CONFIDENTIAL	JD 06/23/2021

EXHIBIT B

Securities Issuance Agreement

(See Attached)